NEWS RELEASE

The Andersons Sends Letter to HC2

MAUMEE, OHIO, June 9, 2016 -The Andersons, Inc. (Nasdaq: ANDE) today sent a letter to HC2 Holdings, Inc. (NYSE MKT: HCHC) in response to HC2’s letter dated June 2, 2016. The following is the full text of the letter that was sent to HC2 Chairman, President and Chief Executive Officer Philip A. Falcone.

HC2 Holdings, Inc.
450 Park Avenue
30th Floor
New York, NY 10022
Attn: Philip A. Falcone

Dear Mr. Falcone:

As we committed to do in our letter to you of June 3, 2016, the Board of Directors of The Andersons, Inc. (the “Company”) carefully considered the proposals in your June 2, 2016 letter. At the Board’s direction, I am responding to your most recent proposals.

The Board has consistently responded to your unsolicited indications of interest in the Company with a high degree of seriousness and care. The Board stands ready to engage constructively on any credible proposal that has a legitimate possibility of delivering more value to shareholders than the Company’s standalone business plan. The Board, with input from its independent financial and legal advisors, has concluded, however, that the proposals in your June 2 letter fall far short of that threshold.

In your June 2 letter, HC2 reiterated its $37.00 per share proposal to acquire all of the outstanding stock of the Company - a proposal that the Board previously rejected as significantly undervaluing the Company. In addition to declining to increase your offer to acquire the Company to a compelling price level, you now propose two alternative asset sale structures that would result in even less value for shareholders.
You previously proposed your first alternative asset sale structure - the acquisition of the Grain Group (excluding the investments in Lansing and Thompson’s) and the Rail Group for $950 million - in your May 17, 2016 letter. The Board evaluated and rejected that alternative proposal because the $950 million price you offered for those parts would result in even lower value for shareholders than your proposal for the whole Company. Valuations of similar businesses in recent transactions are at multiples well in excess of what you are proposing. In addition, your alternative asset sale structure would impose significant tax inefficiencies and debt breakage costs that further impair value to shareholders and render your proposal untenable.
Your second alternative asset sale structure outlined in your June 2 letter is even more unattractive. The incremental $200 million price you propose to pay for the Ethanol business is far below the trading values of comparable businesses.
Hiving off the Ethanol business, along with Grain and Rail, exacerbates the tax inefficiencies of an asset sale and would leave shareholders with considerably less value from a sale of the parts than they would receive from your $37.00 per share proposal for the entire Company.
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In sum, HC2’s proposals ignore our value and prospects as a standalone entity and represent an opportunistic attempt to acquire the Company at a low point in the industry cycle. Our Board and management team remain confident in our ability to execute on our standalone plan and believe we are well positioned to continue to create significant long-term value for shareholders.
To be clear, as indicated above, the Board and management remain willing to engage constructively with you or any other party should circumstances warrant so doing. We offered you a nondisclosure agreement that is not only consistent with customary practice but is exceedingly accommodating to the bidder’s interests. To date, you have elected not to respond to our most recent NDA proposal, which was communicated to you on May 17, 2016. If HC2 is prepared to present a revised proposal that has the legitimate possibility of delivering higher value to shareholders than our standalone plan, the Company would engage with HC2, upon your execution of the NDA.
Your latest alternative proposals are even more unattractive than your initial proposal, which has been rejected. Each of these alternatives continues to significantly undervalue the Company and, having been made at an opportunistic time in the overall agribusiness cycle, fails to reflect the Company’s prospects as a standalone entity. Accordingly, the Board, following review with its financial and legal advisors, has concluded that each of the proposals described in your June 2, 2016 letter is not in the best interests of the Company’s shareholders and is not a basis for further discussion.

Sincerely,
Michael J. Anderson
Chairman of the Board of Directors

cc:    Board of Directors
Patrick E. Bowe
Naran U. Burchinow

Deutsche Bank is acting as financial advisor and Kirkland & Ellis is acting as legal advisor to The Andersons.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. For more information, visit The Andersons online at www.andersonsinc.com.

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Contact:	James C. Burmeister	Larry Miller / Scott Winter
	VP, Finance & Treasurer	Innisfree M&A Incorporated
	419-891-5848	212-750-5833